November 10, 2010
VIA EDGAR
Jennifer Gowetski, Esq.
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-6010
MCE Finance Limited
Registration Statement on Form F-4, as amended
(File No. 333-168823)
Ladies and Gentlemen:
     Pursuant to Rule 461 of the Securities Act of 1933, as amended, MCE Finance Limited, Melco Crown Entertainment Limited, MPEL International Limited, Melco Crown Gaming (Macau) Limited, MPEL Nominee One Limited, MPEL Investments Limited, Altira Hotel Limited, Altira Developments Limited, Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Melco Crown (Cafe) Limited, Golden Future (Management Services) Limited, MPEL (Delaware) LLC, Melco Crown Hospitality and Services Limited, Melco Crown (COD) Retail Services Limited, Melco Crown (COD) Ventures Limited, COD Theatre Limited, Melco Crown COD (HR) Hotel Limited, Melco Crown COD (CT) Hotel Limited and Melco Crown COD (GH) Hotel Limited hereby request that the effectiveness of the above-captioned Registration Statement on Form F-4, as amended on October 21, 2010 and November 5, 2010, be accelerated to no later than 4:00 p.m., Eastern Standard Time, on November 12, 2010 or as soon thereafter as practicable.
     We acknowledge that:
(i)	should the U.S. Securities and Exchange Commission (the “Commission”) or its staff (the “Staff”), acting pursuant to delegated authority, declare the filing effective, we do not foreclose the Commission from taking any action with respect to the filing;

(ii)	the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve us from our full responsibility for the adequacy and accuracy of the disclosure in the filing; and

(iii)	we may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
     Upon grant of our request to accelerate effectiveness, we would appreciate the Commission’s transmission to our counsel, Debevoise & Plimpton LLP via telecopy at (852) 2810 9828, confirmation of the time and date at which the Registration Statement became effective.
[remainder of the page intentionally left blank]

Very truly yours, MCE FINANCE LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN ENTERTAINMENT LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MPEL INTERNATIONAL LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN GAMING (MACAU) LIMITED
By:	/s/ Stephanie Cheung
	Name:	Stephanie Cheung
	Title:	Authorized Signatory

MPEL NOMINEE ONE LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MPEL INVESTMENTS LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

ALTIRA HOTEL LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

ALTIRA DEVELOPMENTS LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN (COD) HOTELS LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN (COD) DEVELOPMENTS LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN (CAFE) LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

GOLDEN FUTURE (MANAGEMENT SERVICES) LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MPEL (DELAWARE) LLC
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN HOSPITALITY AND SERVICES LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN (COD) RETAIL SERVICES LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN (COD) VENTURES LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

COD THEATRE LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN COD (HR) HOTEL LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN COD (CT) HOTEL LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory

MELCO CROWN COD (GH) HOTEL LIMITED
By:	/s/ Leanne Palmer
	Name:	Leanne Palmer
	Title:	Authorized Signatory